Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 29, 2013 (the “Effective Date”) by and between Iteris, Inc., a Delaware corporation (the “Company”), and Abbas Mohaddes, an individual (the “Executive”).

1.                                      Duties and Responsibilities.

1.1                               Executive shall serve as the Company’s President and Chief Executive Officer.  Executive shall report to and perform the duties and responsibilities assigned to him by the Company’s Board of Directors.

1.2                               Executive agrees to devote his full business time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities.  Notwithstanding the foregoing, Executive may also devote reasonable time and attention to civic, charitable or social organizations so long as such activities do not interfere with the performance of Executive’s duties to the Company.

1.3                               Executive shall be based at the Company’s office located in Santa Ana, California, but Executive may be required to travel from time to time to other geographic locations in connection with the performance of his executive duties.

2.                                      Agreement Term.  The initial term of the Agreement shall be for a period of three years measured from the Effective Date (the “Initial Term”).  Following the Initial Term, the Agreement shall automatically renew for successive one year periods until the date that is ten years after the Effective Date (each, a “Renewal Term”) unless either the Company or Executive provides written notice to the other party of such nonrenewal at least thirty (30) days prior to the end of the Initial Term or the Renewal Term as applicable.  This Agreement shall remain in full force and effect for the lesser of (i) the Initial Term, together with all Renewal Terms or (ii) until Executive’s termination of employment with the Company for any reason or without reason (the “Employment Period”).  The parties agree that the Executive’s employment with the Company during the Initial Term and any Renewal Term shall be on an “at-will” basis, which means that notwithstanding the provisions of this Agreement, either the Executive or the Company may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause (as defined below).  The parties hereto each agree that (i) this Agreement shall replace and supersede that certain offer letter between the Company and Executive and that certain Change in Control Agreement between the Company and Executive, both dated July 27, 2010 (the “Former Agreements”), (ii) the Former Agreements shall be terminated immediately to the extent not previously terminated, and (iii) neither the Company nor Executive shall have any further rights or obligations under the Former Agreements.

3.                                      Compensation and Benefits.

3.1                               Base Salary.  Executive’s initial base salary shall be Three Hundred Eighty Thousand Dollars ($380,000) per year (less applicable withholdings), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), together with such increases as may be approved by the Company’s Compensation Committee from time to time in its sole discretion.  Such annual base salary as increased from time to time shall be referred to herein as the “Base Salary.”

3.2                               Bonus.  Executive shall be entitled to participate in any executive bonus plan of the Company then in effect and to receive any bonus compensation in the discretion of the Board or the Company’s Compensation Committee.  The term “Target Bonus” shall mean the bonus potential established for the Executive by the Board or a committee thereof for the applicable fiscal year. Executive will not be eligible for any bonus for any year in the event that his employment terminates at any time on or before the end of a fiscal year except for the Separation Bonus that is specifically provided for herein.

3.3                               Automobile Allowance.  Executive shall receive a car allowance of $500 per month during the Employment Period.

3.4                               Paid Time Off.  Executive shall receive five (5) weeks of paid time off (“PTO”) per calendar year, which amount shall accrue in accordance with and subject to any caps on accrual established by the Company’s vacation policy in effect from time to time for employees of the Company.  In addition, Executive shall be entitled to paid time off for all holidays provided under the Company’s regular holiday schedule.

3.5                               Group Benefit Plans.  Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the officers of the Company as provided under the terms of such plans.

3.6                               Withholdings.  The Company shall deduct and withhold from any compensation payable to Executive hereunder (including but not limited to, any payments or benefits under this Section 3 and any Separation Benefits, the Termination Benefits and the CIC Termination Benefits), any and all applicable Federal, State and local income and employment withholding taxes and any other amounts the Company determines are required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.                                      Expense Reimbursement.  During the Employment Period, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

5.                                      Termination of Employment.  During the Employment Period, the Executive’s employment with the Company shall be at will and may be terminated by either the Company or Executive at any time, and for any reason.  Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

5.1                               Termination For Cause or Resignation by Executive.

(a)                                 Separation Benefits.  In the event the Company terminates Executive’s employment with the Company prior to the expiration of the Employment Period for Cause (as defined below) or in the event the Executive resigns from the Company voluntarily (other than for Good Reason following a Change in Control), then the Company shall pay to Executive the following: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of Executive’s employment (the “Termination Date”); (ii) Executive’s accrued but unused vacation; (iii) any accrued but unpaid expenses pursuant to Section 4 above, (iv) such vested accrued benefits, and other benefits and/or payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Termination Date (including, for example, the presentment of the right to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable), but not including any severance pay plan; and (v) any other payments as may be required under applicable law.  The benefits provided under subsections (i) through (v) of this Section 5.1(a) are collectively referred to as the “Separation Benefits.”

(b)                                 Definition of Cause.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) Executive’s misappropriation of the Company’s funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Audit Committee of the Company’s Board of Directors; (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company); (iii) Executive’s gross negligence or reckless misconduct in the performance of Executive’s duties; (iv) Executive’s failure to perform, or continuing neglect in the performance of, duties lawfully assigned to Executive by the Board provided that the Company shall have provided Executive with written notice of such failure or neglect and the Executive has been afforded at least ten (10) Business days to cure such failure or neglect; (v) Executive’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Company; (vi) any other willful misconduct by Executive that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Company; (vii) any other material breach or violation by the Executive of this Agreement, the Company’s written code of conduct, written code of ethics or other written policy of the Company; provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least ten (10) Business days to cure.  Notwithstanding the foregoing, in subparagraphs (iv) and (vii), (A) the cure period shall not apply to violations of the Company’s code of conduct, written code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure.

5.2                               Termination Upon Death.  If Executive dies during the Employment Period, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section.  Upon termination of employment due to death, Executive’s estate or beneficiaries shall be entitled to receive (a) the Separation Benefits and (b) salary continuation amount in the aggregate equal to one-half (1/2) Executive’s Base Salary in effect as of the Termination Date.  Subject to Section 8.2, the amount payable to the Executive (or his estate or beneficiaries) pursuant to this Section 5.2(b) shall be payable in a lump sum.

5.3                               Termination Upon Disability.  If Executive becomes subject to a Disability (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon thirty (30) days prior written notice in writing to Executive.  Upon termination of employment due to Disability, Executive shall be entitled to receive: (i) the Separation Benefits; (ii) continuation of Executive’s Base Salary (which shall be payable in accordance with the Company’s standard pay policies) until Executive is eligible for short-term disability payments under the Company’s group disability policies; provided however, that in no event shall such period of continued Base Salary exceed ninety (90) days following Executive’s termination of employment; and (iii) any other payments as may be required under applicable law.  For the purposes of this Agreement, the term, “Disability” shall mean a physical or mental impairment which, the Board determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve (12)-month period.

5.4                               Termination Without Cause.

(a)                                 Termination Benefits.  Subject to Sections 5.4(b) and 6, if the Company terminates Executive’s employment during the Employment Period for any reason (other than for Cause, or in connection with a Change in Control or upon the Executive’s death or Disability), then the Company shall pay to Executive the Separation Benefits as well as the following compensation and benefits (the “Termination Benefits”):

(i)                                     Salary Continuation.  The Company shall pay to Executive an amount in the aggregate equal to Executive’s Base Salary in effect as of the Termination Date.  Subject to Section 8.2, the amount payable to the Executive pursuant to this Section 5.4(a)(i) shall be payable in equal installments on the Company’s normal payroll dates for the twelve (12) months following the Final Revocation Date (as defined below) in accordance with the usual payroll practices of the Company.

(ii)                                  Separation Bonus.  A lump sum payment equal to fifty percent (50%) of the average annual Target Bonus established by the Compensation Committee for the Executive for the two fiscal years preceding the year in which Executive’s employment was terminated (or in which Executive resigns for Good Reason following a Change in Control) (the “Separation Bonus”).  Subject to Section 8.2 below, the lump sum payment required by this Section shall be paid no later than thirty (30) days following the Termination Date.

(iii)                               COBRA Reimbursement.  In the event that the Executive properly and timely elects to continue health benefit coverage under COBRA after the Termination Date and the Company received from Executive of a copy of such election and proof of Executive’s timely payment of each COBRA premium, the Company shall promptly reimburse Executive for the amount of each such premium paid by Executive.  Such COBRA premium reimbursements will be paid for by the Company coverage until the earlier of (i) the first twelve (12) months of COBRA continuation, or (ii) such time as Executive subsequently becomes covered by another group health plan.  Executive agrees to notify the Company immediately if he becomes covered by another group health plan.

(b)                                 No Duplication.  Notwithstanding anything to the contrary in this Section 5.4, in no event shall the Executive be entitled to receive any payment or benefit pursuant to this Section 5.4 in connection with a termination of employment that would entitle the Executive to receive any payment or benefit pursuant to Section 5.5 below.

5.5                               Termination without Cause or Resignation for Good Reason Following a Change in Control.

(a)                                 Termination Benefits.  If, during the twelve (12)-month period following a Change in Control (as defined below), the Executive voluntarily resigns for Good Reason or the Company terminates Executive’s employment for any reason other than for Cause, then the Company shall pay to the Executive the Separation Benefits as well as the following compensation and benefits (the “CIC Termination Benefits”), subject to the conditions set forth in Section 6:

(i)                                     Severance Payment.  A lump sum payment equal to the sum of (A) Executive’s Base Salary, as in effect as of the Termination Date, plus (B) the Separation Bonus.  Subject to Section 8.2 below, the lump sum payment required by this Section shall be paid no later than thirty (30) days following the Termination Date.

(ii)                                  COBRA Reimbursement.  In the event that the Executive properly and timely elects to continue health benefit coverage under COBRA after the Termination Date and the Company received from Executive of a copy of such election and proof of Executive’s timely payment of each COBRA premium, the Company shall promptly reimburse Executive for the amount of each such premium paid by Executive.  Such COBRA premium reimbursements will be paid by the Company for coverage until the earlier of (i) the first twelve (12) months of COBRA continuation, or (ii) such time as Executive subsequently becomes covered by another group health plan.  Executive agrees to notify the Company immediately if he becomes covered by another group health plan.

(b)                                 Definition of Good Reason.  For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation upon any of the following events without Executive’s written consent:  (i) a material reduction in the Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (ii) a material reduction by the Company in the Executive’s compensation (for avoidance of doubt, a five percent (5%) reduction in the combined level of Base Salary and annual target bonus opportunity shall constitute a material reduction in Executive’s compensation); (iii) a relocation of the

Executive’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than thirty (30) miles; or (iv) any breach by the Company of its obligations under this Agreement that results in a material negative change to Executive.  Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive provides written notice (each, a “Good Reason Notice”) to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Company does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Executive and the Executive terminates his employment during the ninety (90)-day period beginning ninety (90) days after the Executive’s delivery of the Good Reason Notice.

(c)                                  Definition of Change in Control.  For the purposes of this Agreement, a “Change in Control” shall mean any of the following transactions effecting a change in ownership or control of the Company that also qualifies as a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)):

(i)                                     a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than fifty (50%) of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

(ii)                                  The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)                               the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or in under common control with, the Company), of “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of securities of the Company representing more than fifty (50%) of the total combined voting power represented by the Company’s then outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an associate benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

Notwithstanding anything to the contrary contained herein, a Change in Control be not be deemed to occur in connection with any underwritten public offering of the Company’s securities.

5.6                               No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in Sections 5.4(a) or 5.5(a) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date provided, however, that the COBRA reimbursement provided in Section 5.4(a)(iii) and 5.5(a)(ii) shall be reduced if required by Section 5.4(a)(iii) or 5.5(a)(ii), respectively.

6.                                      Condition to Termination Benefits - General Release.  Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive with the Termination Benefits or the CIC Termination Benefits, as applicable, shall be conditioned on and subject to the Executive’s executing and not revoking a waiver and general release in a form acceptable to the Company in its sole discretion (the “Release”).  The Company shall provide the Release to the Executive within seven (7) days following the Termination Date. In order to receive the Termination Benefits or the CIC Termination Benefits, as applicable, the Executive will be required to sign and deliver the Release to the Company within twenty-one (21) days after the date it is provided to him, and not revoke it on or before the seventh (7th) day following the date on which the Release is signed by him (the “Final Revocation Date”).  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of an amount that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”), and if a payment that is subject to execution of the release and is subject to Section 409A could be made in more than one taxable year, payment shall be made in the later taxable year to the extent required to comply with Section 409A.

7.                                      Confidentiality, Non-Solicitation; Non-Disparagement and Cooperation.

7.1                               Confidentiality. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  The Executive shall not, during his employment nor at any time thereafter (except as may be required in the course of the performance of his duties hereunder and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof), directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company.  The confidentiality obligations contained in this Section shall be in addition to any other confidentiality agreement entered into between the Company and Executive.

7.2                               Non-Solicitation. The Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, during the Employment Period (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

7.3                               Non-Disparagement. At no time during or within three (3) years after Executive’s cessation of employment for any reason shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, officers, directors, attorneys, products or services.  Notwithstanding the foregoing, nothing in this Section shall prevent the Executive from making any truthful statement to the extent (a) necessary to rebut any untrue public statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (c) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (d) made as good faith competitive statements in the ordinary course of business.

7.4                               Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors).  If the Executive is required to provide any services pursuant to this Section following the cessation of his employment, then the Company: (i) shall promptly compensate the Executive for all time actually incurred in these activities at an hourly rate of pay equal to the Executive’s most recent annual Base Salary divided by 2080 hours; and (ii) shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s business expense reimbursement policies.

7.5                               Injunctive Relief.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in the material and irreparable injury to the Company, or their respective affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat: (a) the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7; and (ii) any remaining Termination Benefits or CIC Termination Benefits due to the Executive under Section 5.4 or Section 5.5, respectively, shall be forfeited.  If for any reason it is held that the restrictions under this Section 2 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

7.6                               Return of Company Property.  Upon the cessation of Executive’s employment for any reason or without reason, all Company Group property that is in the possession of the Executive shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists, supplier lists and any other materials that contain Confidential Information which are in the possession of the Executive, including all copies thereof.  Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

8.                                      Section 409A.

8.1                               Interpretation. It is intended that the provisions of this Agreement comply with the requirements of Section 409A or an exemption therefrom and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The severance compensation payable under this Agreement is intended to be exempt from Section 409A under the “short-term deferral” exception or the “separation pay” exception.  Distributions upon termination of employment may only be made upon a “separation from service,” as required by Section 409A.  For purposes of Section 409A, each payment under this Agreement shall be treated as a separate payment.  In no event may the Employee, directly or indirectly, designate the calendar year of a payment.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  Notwithstanding the foregoing, the Company shall not have any liability with regard to any failure of this Agreement to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

8.2                               Section 409A Delay.  If required by Section 409A (but only to the extent so required), notwithstanding anything to the contrary in this Agreement, the Termination Benefits and the CIC Termination Benefits to be made to Executive shall be paid or provided no sooner than the first day of the seventh month following the Executive’s termination date.

8.3                               Reimbursements and In-Kind Benefits.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

9.                                      Section 280G of the Code.

9.1                               Maximum Benefit.  In the event that any payment or benefit, either cash or non-cash, that the Executive has the right to receive from the Company pursuant to this agreement or otherwise (including, but not limited to, accelerated vesting or payment of any deferred compensation, options, restricted stock or any benefits payable to Executive under any plan for the benefit of employees) (the “Covered Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits shall be reduced to the largest amount that will not result in receipt by the Executive of an “excess parachute payment” under Section 280G of the Code.

9.2                               Order of Reductions.  Any such reduction shall be made in accordance with Section 409A and the following:

(a)                                 the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and

(b)                                 all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

9.3                               Recalculation. If, notwithstanding the initial application of this Section 9, the Internal Revenue Service determines that all or any portion of any Covered Payment constitutes an excess parachute payment (as defined in Section 280G(b) of the Code), this Section 9 will be reapplied based on the Internal Revenue Service’s determination, and the Executive will be required to promptly repay the portion of the Covered Payments required to avoid imposition of an excise tax under Section 4999 of the Code together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the excess payments until the date of repayment).

9.4                               Determinations.  Any determination required under this Section 9 shall be made by the Company in its sole discretion.

10.                               Miscellaneous.

10.1                        Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal executive office to the attention of the Secretary, and to the Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be deemed given only when received, but if the Executive is no longer employed by the Company or a subsidiary, such notice shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section.

10.2                        Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3                        Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.4                        Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

10.5                        Governing Law and Jurisdiction. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of California. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of any court, Federal or State, within the State of California having subject matter jurisdiction over any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

10.6                        Remedies.  All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

10.7                        Survivorship. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties shall survive Executive’s cessation of employment to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties, except as otherwise expressly set forth in this Agreement.

10.8                        No Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

10.9                        Taxes.  Except as otherwise specifically provided herein, each party agrees to be responsible for its own taxes and penalties.

10.10                 Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

10.11                 Representation of Executive.  Executive represents and warrants to the Company that Executive read and understands this Agreement, has had the opportunity to consult with independent counsel of his choice prior to agreeing to the terms of this Agreement and is entering into the agreement, knowingly, willingly and voluntarily.  The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

[End of Text - Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ITERIS, INC.

By:	/S/ KEVIN C. DALY
Print Name:	Kevin C. Daly
Title:	Chairman, Compensation Committee
Board of Directors

/S/ ABBAS MOHADDES
ABBAS MOHADDES